EXHIBIT 99.1

Amphastar Pharmaceuticals Reports Revenues of $59.7 Million for the Third Quarter Ended September 30, 2014

RANCHO CUCAMONGA, Calif., Nov. 12, 2014 (GLOBE NEWSWIRE) -- Amphastar Pharmaceuticals, Inc. (Nasdaq:AMPH) ("Amphastar" or the "Company") today reported results for the third quarter ended September 30, 2014.

  Net revenues of $59.7 million for the third quarter
  GAAP net loss of $5.4 million or $0.12 per diluted share for the third quarter
  Adjusted non-GAAP net loss of $3.3 million or $0.07 per diluted share for the third quarter
	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
(in thousands, except per share data)
Net revenues	$ 59,711	$ 59,318	$ 154,584	$ 174,805
GAAP net income (loss)	$ (5,379)	$ (159)	$ (8,178)	$ 10,033
Adjusted non-GAAP net income (loss)*	$ (3,255)	$ 1,889	$ (2,555)	$ 14,700
GAAP diluted EPS	$ (0.12)	$ (0.00)	$ (0.20)	$ 0.26
Adjusted non-GAAP diluted EPS*	$ (0.07)	$ 0.05	$ (0.06)	$ 0.38

(*see Table II for reconciliation to GAAP numbers)

Third Quarter Results

For the three months ended September 30, 2014, the Company reported net revenues of $59.7 million, an increase of 1% from $59.3 million for the same prior year period.

During the quarter, net revenues of enoxaparin were $32.0 million, a decrease of 11% compared to $36.2 million for the same prior year period, due to a decrease in the average selling price. Sales of insulin products by the Company's recently acquired subsidiary, Amphastar France Pharmaceuticals, S.A.S., or AFP, were $6.0 million.

Other product revenues were $21.7 million for the quarter, a decrease of 6% compared to $23.1 million for the same prior year period. Decreased sales of Cortrosyn® were partially offset by increased sales of naloxone.

Cost of revenues were $47.9 million and $39.0 million for the three months ended September 30, 2014 and 2013, respectively, representing an increase of $8.9 million, or 23%. The increase is primarily due to the cost of revenues at AFP. Purchase price allocation accounting rules regarding the Company's acquisition of AFP required that insulin inventory be recorded at fair value. Therefore, shipments of insulin in the quarter were at a gross margin of approximately 0%. Additionally, reductions in production levels at AFP and Amphastar during the three months ended September 30, 2014 resulted in higher manufacturing variances which caused a temporary increase in cost of revenues for the period.

Selling, distribution, and marketing expenses were $1.5 million for the quarter, which was consistent with the same prior year period. General and administrative expenses were $9.6 million and $9.5 million for the three months ended September 30, 2014 and 2013, respectively. Expenses at AFP were offset by lower corporate expenses.

For the three months ended September 30, 2014, research and development expenses decreased by 5% to $8.6 million from $9.0 million, compared to the same period in the prior year. The decrease was primarily due to decreased submission fees paid to the FDA during the three months ended September 30, 2014. This decrease was partially offset by increases in clinical trial expenses and expense related to purchases of materials and other research and development supplies during the three month ended September 30, 2014. Research and development expenses are expected to increase in the next several quarters as we begin further clinical and pre-clinical trials.

The Company reported an adjusted non-GAAP quarterly net loss of $3.3 million, or $0.07 per fully diluted share, for the three months ended September 30, 2014, compared to adjusted non-GAAP net income of $1.9 million, or $0.05 per fully diluted share, for the same period in the prior year.

Liquidity

Our cash and cash equivalents, and short term investments at September 30, 2014 were $74.4 million. Cash flow from operating activities were $13.8 million in the quarter and $8.9 for the nine months ended September 30, 2014.

Share buyback program

On November 6, 2014, the Company's Board of Directors authorized a $10.0 million share buyback program, which is expected to continue for an indefinite period. The primary goal of the program is to offset dilution created by the Company's equity compensation programs.

Purchases may be made through the open market and private block transactions pursuant to Rule 10b5-1 plans, privately negotiated transactions, or other means, as determined by the Company's management and in accordance with the requirements of the Securities and Exchange Commission.

The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, and other conditions.

Dr. Jack Zhang, CEO, commented:  "We are pleased with our strong revenues and cash flow for the quarter. Our share buyback program shows our long term belief in the value of our stock."

Non-GAAP Financial Measures

The Company is disclosing non-GAAP financial measures when providing financial results. The Company believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the U.S. or "GAAP." In addition to disclosing its financial results determined in accordance with GAAP, the Company is disclosing certain non-GAAP results that exclude amortization expense, share-based compensation and impairment charges in order to supplement investors' and other readers' understanding and assessment of the Company's financial performance, because the Company's management uses these measures internally for forecasting, budgeting, and measuring its operating performance. Whenever the Company uses such non-GAAP measures, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.

Conference Call Information

The Company will hold a conference call to discuss its financial results today, November 12, 2014, at 2:00 p.m. Pacific Time.

To access the conference call, dial toll free 855-296-0593, or 213-261-9111 for international callers, five minutes before the conference. The passcode for the conference call is 30976521. The call can also be accessed on the Investors page on the Company's website www.amphastar.com.

Pipeline Information

The Company currently has three abbreviated new drug applications, or ANDAs, filed with the FDA targeting products with a market size of over $0.5 billion, and another ten ANDAs in development targeting products with a market size of over $14.0 billion. The proprietary pipeline includes a new drug application or NDA for Primatene® and an NDA supplement for Amphadase®. The Company is currently developing six other proprietary drugs including injectables, inhalation products, and other dosage forms. Market information is based on IMS data for the 12 months ended September 30, 2014.

Company Information

Amphastar is a specialty pharmaceutical company that primarily develops, manufactures, markets, and sells generic and proprietary injectable and inhalation products, including products with high technical barriers to market entry. Most of the Company's products are used in hospital or urgent care clinical settings and are primarily contracted and distributed through group purchasing organizations and drug wholesalers.

Forward Looking Statements

This press release contains forward-looking statements, including statements relating to Amphastar. These statements are not historical facts but rather are based on Amphastar's current expectations, estimates, and projections regarding Amphastar's business, operations and other similar or related factors. Words such as "may," "will," "could," "would," "should," "anticipate," "predict," "potential," "continue," "expects," "intends," "plans," "projects," "believes," "estimates," and other similar or related expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance, and they involve risks, uncertainties, and assumptions that are difficult or impossible to predict. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Amphastar's filings with the SEC.

CONTACT:

Amphastar Pharmaceuticals, Inc.
William Peters
Chief Financial Officer
(909) 980-9484

Table I
Amphastar Pharmaceuticals, Inc.
Condensed Consolidated Statement of Operations
(Unaudited; in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net revenues	$ 59,711	$ 59,318	$ 154,584	$ 174,805
Cost of revenues	47,920	39,038	115,288	107,478
Gross profit	11,791	20,280	39,296	67,327

Operating expenses:
Selling, distribution, and marketing	1,454	1,462	4,066	4,059
General and administrative	9,556	9,545	25,040	22,966
Research and development	8,585	9,041	20,788	25,736
Impairment of long-lived assets	13	6	361	6
Total operating expenses	19,608	20,054	50,255	52,767

Income (loss) from operations	(7,817)	226	(10,959)	14,560

Non-operating income (expense)
Interest income	94	49	154	145
Interest expense, net	(504)	(195)	(1,159)	(737)
Other income (expense), net	243	255	(367)	477
Total other income (expense), net	(167)	109	(1,372)	(115)

Income (loss) before income taxes	(7,984)	335	(12,331)	14,445
Income tax expense (benefit)	(2,605)	494	(4,153)	4,412

Net income (loss)	$ (5,379)	$ (159)	$ (8,178)	$ 10,033

Net income (loss) per common share:
Basic	$ (0.12)	$ (0.00)	$ (0.20)	$ 0.26
Diluted	$ (0.12)	$ (0.00)	$ (0.20)	$ 0.26

Weighted-average shares used to compute net income (loss) per common share:
Basic	44,644	38,709	41,060	38,708
Diluted	44,644	38,709	41,060	38,848

Table II
Amphastar Pharmaceuticals, Inc.
Reconciliation of Non-GAAP Measures
(Unaudited; in thousands, except per share data)

	Three Months Ended September 30,
	2014			2013
	GAAP	Non-GAAP Adjustments*	Non-GAAP As Adjusted	GAAP	Non-GAAP Adjustments*	Non-GAAP As Adjusted
Net revenues	$ 59,711	$ --	$ 59,711	$ 59,318	$ --	$ 59,318
Cost of revenues	47,920	(896)	47,024	39,038	(982)	38,056
Gross profit	11,791	896	12,687	20,280	982	21,262

Operating expenses:
Selling, distribution, and marketing	1,454	(46)	1,408	1,462	(55)	1,407
General and administrative	9,556	(1,984)	7,572	9,545	(1,611)	7,934
Research and development	8,585	(214)	8,371	9,041	(294)	8,747
Impairment of long-lived assets	13	(13)	--	6	(6)	--
Total operating expenses	19,608	(2,257)	17,351	20,054	(1,966)	18,088

Income (loss) from operations	(7,817)	3,153	(4,664)	226	2,948	3,174

Non-operating income (expense)
Interest income	94	--	94	49	--	49
Interest expense, net	(504)	--	(504)	(195)	--	(195)
Other income (expense), net	243	--	243	255	--	255
Total other income (expense), net	(167)	--	(167)	109	--	109

Income (loss) before income taxes	(7,984)	3,153	(4,831)	335	2,948	3,283
Income tax expense (benefit)	(2,605)	1,029	(1,576)	494	900	1,394

Net income (loss)	$ (5,379)	$ 2,124	$ (3,255)	$ (159)	$ 2,048	$ 1,889

Net income (loss) per common share:
Basic	$ (0.12)		$ (0.07)	$ (0.00)		$ 0.05
Diluted	$ (0.12)		$ (0.07)	$ (0.00)		$ 0.05

Weighted-average shares used to compute net income (loss) per common share:
Basic	44,644		44,644	38,709		38,709
Diluted	44,644		44,644	38,709		38,871

* Non-GAAP adjustments include reversal of intangible amortization expense and share-based compensation as follows, as well as the reversal of impairment of long-lived assets:

	Three Months Ended September 30,
	2014				2013
	Intangible Amortization Expense	Share-Based Compensation Expense	Impairment of Long-Lived Assets	Total Non-GAAP Adjustment	Intangible Amortization Expense	Share-Based Compensation Expense	Impairment of Long-Lived Assets	Total Non-GAAP Adjustment
Cost of revenues	(446)	(450)		(896)	(448)	(534)		(982)
Selling, distribution, and marketing	--	(46)		(46)	--	(55)		(55)
General and administrative	(35)	(1,949)		(1,984)	(32)	(1,579)		(1,611)
Research and development	--	(214)		(214)	--	(294)		(294)
Impairment of long-lived assets			(13)	(13)			(6)	(6)

Reconciliation of Non-GAAP Measures (continued)

	Nine Months Ended September 30,
	2014			2013
	GAAP	Non-GAAP Adjustments*	Non-GAAP As Adjusted	GAAP	Non-GAAP Adjustments*	Non-GAAP As Adjusted

Net revenues	$ 154,584	$ --	$ 154,584	$ 174,805	$ --	$ 174,805
Cost of revenues	115,288	(2,438)	112,850	107,478	(2,459)	105,019
Gross profit	39,296	2,438	41,734	67,327	2,459	69,786

Operating expenses:
Selling, distribution, and marketing	4,066	(96)	3,970	4,059	(103)	3,956
General and administrative	25,040	(5,098)	19,942	22,966	(3,581)	19,385
Research and development	20,788	(485)	20,303	25,736	(571)	25,165
Impairment of long-lived assets	361	(361)	--	6	(6)	--
Total operating expenses	50,255	(6,040)	44,215	52,767	(4,261)	48,506

Income (loss) from operations	(10,959)	8,478	(2,481)	14,560	6,720	21,280

Non-operating income (expense)
Interest income	154	--	154	145	--	145
Interest expense, net	(1,159)	--	(1,159)	(737)	--	(737)
Other income (expense), net	(367)	--	(367)	477	--	477
Total other income (expense), net	(1,372)	--	(1,372)	(115)	--	(115)

Income (loss) before income taxes	(12,331)	8,478	(3,853)	14,445	6,720	21,165
Income tax expense (benefit)	(4,153)	2,855	(1,298)	4,412	2,053	6,465

Net income (loss)	$ (8,178)	$ 5,623	$ (2,555)	$ 10,033	$ 4,667	$ 14,700

Net income (loss) per common share:
Basic	$ (0.20)		$ (0.06)	$ 0.26		$ 0.38
Diluted	$ (0.20)		$ (0.06)	$ 0.26		$ 0.38

Weighted-average shares used to compute net income (loss) per common share:
Basic	41,060		41,060	38,708		38,708
Diluted	41,060		41,060	38,848		38,848

* Non-GAAP adjustments include reversal of intangible amortization expense and share-based compensation as follows, as well as the reversal of impairment of long-lived assets:

	Nine Months Ended September 30,
	2014				2013
	Intangible Amortization Expense	Share-Based Compensation Expense	Impairment of Long-Lived Assets	Total Non-GAAP Adjustment	Intangible Amortization Expense	Share-Based Compensation Expense	Impairment of Long-Lived Assets	Total Non-GAAP Adjustment
Cost of revenues	(1,335)	(1,103)	--	(2,438)	(1,337)	(1,122)	--	(2,459)
Selling, distribution, and marketing	--	(96)	--	(96)	--	(103)	--	(103)
General and administrative	(102)	(4,996)	--	(5,098)	(93)	(3,488)	--	(3,581)
Research and development	--	(485)	--	(485)	--	(571)	--	(571)
Impairment of long-lived assets	--	--	(361)	(361)	--	--	(6)	(6)